[ ** ] = This mark indicates portions of the text which have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such omitted text in accordance with Rule 406 of the Securities Act of 1933, as amended.

                              AMENDED AND RESTATED

                          DISTRIBUTOR SERVICE AGREEMENT

         THIS AMENDED AND RESTATED DISTRIBUTOR SERVICE AGREEMENT (the "Distributor Service Agreement"), dated as of June 18, 2002, by and between COSI, INC., a Delaware corporation (the "Company"), and MAINES PAPER & FOOD SERVICE, INC., a Delaware corporation ("Distributor").

         WHEREAS, the Company and Distributor entered into a Distributor Service Agreement, effective as of January 7, 2002 (the "Initial Agreement") which resulted in shared benefits, rewards and risks in a positively managed business environment and designated Distributor as an exclusive distributor authorized to provide Distribution Services to the Company's Restaurants in the Territory; and

         WHEREAS, the Company and Distributor desire to amend certain provisions of the Initial Agreement and to restate the Initial Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Distributor Service Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Distributor hereby agree as follows:

1.       DESIGNATION OF EXCLUSIVE DISTRIBUTOR

         1.1. The Company designates Distributor as its exclusive distributor of Products to Restaurants in the Territory and the Company shall not designate or allow another distributor within the Territory or authorize or permit a distributor located outside the Territory to accept orders from Restaurants located within the Territory.

         1.2. Subject to Distributors normal credit policies and standard rules and regulations established by Distributor, Distributor shall accept orders to purchase any Products, from any Restaurant in the Territory.

         1.3. The Company shall cause each Restaurant in the Territory to order from Distributor not less than eighty percent (80%) of all Products maintained in stock by Distributor and required in the operation of the Restaurant.

2.       PRICE

         2.1. The pricing for services provided pursuant to this Distributor Service Agreement shall be as set forth on Exhibit 2.1.

3. PRICE VERIFICATION- Throughout the term of this agreement the Company will be allowed semi-annual audit privileges which will include up to thirty (30) items maximum which can be reviewed thirteen (13) weeks back with thirty (30) days written notice to Distributor. Any discrepancies, which would be mutually agreed upon by the Company and Distributor, would be either credited or invoiced to the Company whichever is applicable. If pricing errors are discovered in twenty percent of the items verified, the Company has the right to expand the audit to include all items.

4.       SERVICE OBLIGATIONS OF DISTRIBUTOR

         4.1. Products covered by this Distributor Service Agreement are listed in Exhibit 4.1.

         4.2. Products will include Distributor's Brand, National Brand, and other products as specified by the Company and stocked by Distributor. Proprietary and the Company specified products not to exceed 250 items.

         4.3. Account Executive- Distributor will assign an Account Executive and Customer Service Representatives to service the Company's accounts. The Account Executive and the Customer Service Representatives will maintain contact with the Company's designated representatives on a monthly basis to review service requirements.

         4.4.     Delivery Parameters

                  4.4.1 Two Deliveries Per Week- Each Restaurant will be serviced by Distributor with two deliveries per week utilizing one Driver.

                  4.4.2 Delivery Windows- Key drop schedules will be developed for the Restaurants. Delivery windows will be 10:00 p.m. to 11:00 a.m. and 2:00 p.m. to 5:00
                           p.m. seven (7) days per week, with the exception of Restaurants that are closed for business on the day of delivery.

                  4.4.3 Order Placement- Restaurants' orders are to be placed not later than 8:00 a.m. the day of departure. Add-ons may be accepted until 9:00 a.m. on the day of departure.

                  4.4.4 Delivery Schedule Changes- Distributor reserves the right to make changes to existing or proposed delivery schedules by providing fourteen (14) days notice to the designated representatives of the Company.

                  4.4.5 Locks, Keys and Alarms- Lock, key and alarm changes will be communicated and key provided via overnight delivery, at the Company's expense, to Distributor at least forty-eight (48) hours prior to dispatch.

         4.5. Damages, Shortages and Errors on Delivery- Any damage, shortage, or error shall be noted on the invoice and signed by Restaurant's receiving personnel. Distributor utilizes scanning devices that guarantee delivery of items. Once scanned by driver-no credits issued. Credit for damages, shorts, or errors will be noted by Distributors delivery personnel and will be final. Notice of shortages on key-drop deliveries need to be made by Noon on the same day as delivery. All reasonable efforts will be expended in determining the root cause of the damage, shortage, or error. If the error is determined to be that of Distributor and the item is on the "Critical Item List" (see "Exhibit 19.10"), Distributor will be responsible for the cost of replenishing that Product to the respective location the next day. If the situation is determined to be the error of the Company's personnel, the Company will be responsible for replenishing that product at a mutually agreed-upon cost, with authorization by the Company's designated representative if delivery cost exceeds [ ** ]. For purchases that are returned for credit that are determined to be the result of a Restaurant's excessive ordering or other ordering errors, a [ ** ] restocking fee will be assessed. The restocking fee is [ ** ] of total dollar value returned.

         4.6. Shipment of Products Not Approved by the Company- Any products not approved by the Company's designated representative cannot be sold to the individual Restaurants by Distributor.

         4.7. Distributor's Current Vendor Base- The Company agrees to review Distributor's current vendor base for future product needs or product changes where possible and mutually agreed upon by both parties.

         4.8. Inventory- Distributor will inventory and deliver the Company's items as requested utilizing a four-week lead time on new items and an eight-week lead time on deleted items. Inventory of these items shall be sufficient to achieve the fill rate indicated on "Exhibit 5.22", which will be regulated by Distributor. If any Product requested by the Company results in greater than four weeks on-hand inventory a definitive action plan will be provided to Distributor by the Company's designated representative. The written plan will detail the actions that will be taken to lower the level to a maximum of four weeks supply within twenty-one days of notification. For inventory that remains on-hand thirty days after notification, Distributor will charge the Company a storage fee of [ ** ] per month.

         4.9. Electronic Order Entry- Distributor requires electronic order entry by all Restaurants.

                  4.9.1 Distributor agrees to provides interface programming between Distributor and the Company's current inventory management system in order to place the Company's orders electronically. Distributor cannot guarantee compatibility with a system that the Company may utilize in the future.

                  4.9.2 Distributor can accept orders by telephone. Effective sixty (60) days from first deliveries to Restaurants, an additional [ ** ] charge will be added to each order placed by telephone.

5.       COMPLIANCE WITH PERFORMANCE STANDARDS AND OTHER REQUIREMENTS

         5.1. Distributor shall comply with the Performance Standards set forth in Exhibit 5.22.

6. PROMOTIONAL ITEMS AND CONFLICTING INSTRUCTIONS- Distributor shall follow all written directions from the Company's designated representative with respect to the distribution and sale of promotional items and new products.

7. HIDDEN PAYMENTS; GRATUITIES- Distributor performs value-added services for suppliers of Products, beyond procurement activities typically provided. These value-added services include regional and national marketing, freight management, consolidated warehousing distribution, quality assurance and performance-based product marketing. Distributor may recover the costs of providing these services and may also be compensated for these services and consider this compensation to be earned income. Receipt of such cost recovery of earned income will not reduce the cost of Products to the customers and shall not diminish Distributors commitment to provide competitive prices to its customers. Accordingly, Distributor shall be entitled to retain such earned income without providing any accounting to or offset in favor of the Company for the amounts thereof.

8.       GENERAL INVENTORY AND ORDER PLACEMENT

         8.1. If Distributor is out-of-stock with respect to any Product, any affected Restaurant shall be notified regarding out-of-stocks and the expected period of duration of the out-of-stock prior to making the next scheduled deliveries.

         8.2. Restaurants shall identify authorized representatives responsible for developing and releasing orders to Distributor.

         8.3. Distributor shall establish internal practices that reasonably ensure the achievement of the Performance Standards in processing and shipping order to Restaurants.

         8.4. Distributor will meet the expectations and requirements outlined in "Exhibit 5.22".

9. SUBSTITUTIONS- Should a substitution be necessary and approved by the Company, Distributor will ship a comparable product at a sell price calculated using the same Fee Per Unit as on the original product. Substitutions caused by the fault of the Distributor will not be charged a higher price per unit (pound or ounce) than the original product.

10. EMERGENCY- PRODUCT ALLOCATION- In the event of a shortage of Approved Product, as determined in a written notice to Distributor by the Company's designated representative, Distributor shall allocate sales of the Approved Product in short supply among the Restaurants based upon the written instructions from the Company's designated representative.

11.      WITHDRAWALS AND RECALLS

         11.1. In the event it is deemed necessary by either the Company, in its discretion, or any of the Approved Suppliers, to withdraw or recall from Distributor and/or from the Company's System any quantity of any Products (a) as a result of failure of such Products to satisfy the Company's Specifications, (b) for any other reason bearing on quality and/or safety of such Products, or (c) to prevent, minimize or otherwise protect against an actual or perceived threat to the Company's brand, Distributor shall comply diligently with all Product withdrawal/recall procedures then in effect. See "Exhibit 11.1" "Product Withdrawals/ Recall".

         11.2. Distributor shall not be required to bear the costs associated with the withdrawal or recall of any Product unless such withdrawal or recall is the result of the negligence or intentional tortious acts of Distributor. The Company shall cause the Approved Supplier(s) in question to reimburse Distributor for such costs.

12.      CONFIDENTIALITY

         12.1. Without the prior written consent of the other party hereto, neither Distributor nor the Company will disclose to any other person any Confidential Information; provided, however, that either party (the "Disclosing Party") may make such disclosure as is required by law, regulation (including stock exchange or similar regulations), administrative order or judicial or administrative process, which requirement the Disclosing Party has been advised by legal counsel (in which event, to the extent practicable, the Disclosing Party will consult with, and exercise in good faith all reasonable efforts to mutually agree with, the non-disclosing party regarding the nature, extent and form of such disclosure). The term "person" as used in this section shall be interpreted broadly to include the media and any corporation, partnership, group, individual or other entity.

13.      INDEMNIFICATION

         13.1. The Company and Distributor shall each defend, indemnify and hold harmless the other party including, its officers, directors, employees, agents, parents, subsidiaries, affiliates and members (collectively "Indemnitees"), of, from and against any and all claims, demands, actions, causes of action, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and costs and expenses (all of the foregoing collectively referred to as "Damages"), caused by one party to the other and based upon or arising out of

                  13.1.1 any breach of this Distributor Service Agreement by it;

                  13.1.2 any negligent act or omission of it in connection with provision of Distribution Services which results in any property damage or personal injury, including, but not limited to, illness or death;

                  13.1.3 any negligent act or omission of it in connection with the purchase, receipt, storage, shipment, delivery, resale or consumption of any Product,

                  provided, however, that Distributor or the Company shall not be liable for Damages to an Indemnitee to the extent such Damages result from the negligence, recklessness or misconduct of such Indemnitee- NOR, EXCEPT AS OTHERWISE PROVIDED, SHALL DISTRIBUTOR OR THE COMPANY, UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY INDEMNITEE FOR ANY CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, ANY CLAIM FOR LOST PROFITS OR ANTICIPATED PROFITS.

14. INSURANCE- The Company and Distributor shall maintain comprehensive liability insurance coverage during the entire term of this Distributor Service Agreement, with minimum coverage amounts of $2,000,000 per occurrence and $20,000,000 aggregate, including product liability coverage for damage, injury and/or death to persons and for damage and/or injury to property, and each shall provide to the other upon request written evidence of such coverage.

15.      TERM AND COMMENCEMENT

         15.1. This Distributor Service Agreement shall become effective as of June 18, 2002 and shall expire on January 7, 2005, unless otherwise terminated or extended pursuant to the terms of this Distributor Service Agreement.

         15.2. Distributor and the Company may seek to extend this agreement for periods of three (3) years each by giving written notice of such extension on or before Six (6) months prior to the expiration of the initial or any extended term hereof. Any such extension shall be mutually agreed upon between Distributor and the Company.

16.      CANCELLATION, TERMINATION, EVENTS OF DEFAULT

         16.1. A party may terminate this agreement upon the following Events of Default:

                  (a) If the other party fails or refuses to comply with any of its material obligations under this Distributor Service Agreement after having been given written notice of the breach of any provision and having failed to cure such breach within thirty (30) days, or

                  (b) The other party becomes bankrupt, insolvent or otherwise unable to pay its obligations as they become due.

17. EFFECT OF END OF THIS DISTRIBUTOR SERVICE AGREEMENT- In the event of the cancellation, termination, or expiration (hereinafter collectively the "end") of this Distributor Service Agreement, the Company shall purchase or shall cause a third party to purchase Distributor's inventory of Approved Products at Distributor's Landed Cost plus a reasonable transfer and warehouse handling charge not to exceed [ ** ] of the Fee Per Unit in effect as of the date of the end (the "Charge"). The Company will purchase or cause to be purchased all perishable Approved Products within seven (7) days of the end of this Distributor Service Agreement and all frozen and dry Approved Products within fifteen (15) days of the end of this Distributor Service Agreement.

18.      DEFINITIONS

         18.1. All capitalized terms that have not been otherwise defined above shall have the meanings designated, below.

         18.2. "APPROVED BRANDS LIST" means one or more documents issued by the Company from time to time listing all Approved Suppliers, and Approved Products.

         18.3. "APPROVED SUPPLIER" means a supplier approved by the Company to provide Approved Products to the Company's Restaurants.

         18.4. "APPROVED PRODUCTS" means those products, including, without limitation, food, packaging, and equipment (whether permanent or promotional in nature), that (a) meet the Company's Specifications, and (b) are produced by Approved Suppliers, and (c) which are listed in the Approved Brands List, all of which are purchased by the Company's Restaurants.

         18.5. "ANCILLARY ITEMS" means incidental items used in the operation of a Restaurant which do not need to be approved by the Company such as pens, pencils, note pads, register tape and certain smallware items.

         18.6. "COMPANY'S SPECIFICATIONS" means the product specifications developed by the Company for food products, packaging products, equipment, uniforms and any other materials, systems or services used in the construction of and/or ongoing operation of Restaurants and/or the sale of products to consumers from the Restaurants.

         18.7. "COMPANY'S SYSTEM" means the system of Restaurants (either owned by the Company or franchised/licensed by the Company) operating in the United States, including the restaurant concepts listed in Exhibit 18.7 the Company's and any other restaurant concepts acquired or developed and operated by the Company.

         18.8. "CONFIDENTIAL INFORMATION" means all information communicated by the Company to Distributor or by Distributor to the Company which is considered by the Company or Distributor to be confidential, including, but not limited to: the terms of this Distributor Service Agreement; all information as to quantity, cost and prices charged by Approved Suppliers for Products; the Company's Specifications; all information relating to marketing, new products, sales volume and data regarding the operations of the Company, the Company's System and/or the Restaurants; and other information identified or reasonably identifiable as confidential or proprietary. Confidential information includes information in any manner related to Distributor's compliance or failure to comply with or meet the Performance Standards.

         18.9. "CRITICAL ITEMS LIST" means the top twenty-five items as determined by the Company (see Exhibit 18.9).

         18.10. "DAMAGED PRODUCT" means any Product which has been damaged or is otherwise unfit for distribution to the Company System.

         18.11. "DISTRIBUTION SERVICES" means the receiving, inspecting, handling, storage, shipment and distribution of all or some Products by Distributor and/or Approved Suppliers to Restaurants, and all related services including, without limitation, those more particularly described in this Distributor Service Agreement.

         18.12. "DISTRIBUTOR SERVICE AGREEMENT" means this Distributor Service Agreement, together with all amendments and exhibits hereto.

         18.13. "EFFECTIVE DATE" means the date first set forth on page 1 of this Distributor Service Agreement.

         18.14. "EVENT OF DEFAULT" means events of default described inSection15 of this Distributor Service Agreement.

         18.15. "FACILITY" means one or more of Distributor's distribution facilities at which Products will be handled and stored and from which Products will be delivered to Restaurants.

         18.16. "FRANCHISE AGREEMENT" means a franchise agreement or license agreement by and between the Company and a Franchisee pursuant to which, among other things, the Company has granted such Franchisee a license to use the Company trademarks.

         18.17. "FRANCHISEES" means any and all Company franchisees operating under a valid Franchise Agreement.

         18.18. "FREIGHT" means, in those cases where the invoice cost to Distributor is not a delivered cost, applicable freight charges will be added to invoice cost. Freight charges may include common or contract carrier charges by the product vendor or by Distributor's fleet back-haul, or by charges billed by third party carriers. Applicable freight for any product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service. Earned back-haul efficiencies are retained by MAINES and do not reduce product cost.

         18.19. "INVOICED F.O.B. PRICE" means the invoice F.O.B. Price as established pursuant to and as defined in a supply agreement by and between the Company and an Approved Supplier with respect to a particular Approved Product.

         18.20. "LANDED COST" means the Company's Approved Suppliers Invoiced F.O.B. price plus applicable Freight, as provided for in the definition of Freight.

         18.21.   "OTHER PRODUCTS" means all products, except for Approved
                  Products.

         18.22. "PERFORMANCE STANDARDS" means the performance standards set forth on "Exhibit 5.22" of this Distributor Service Agreement.

         18.23. "PRODUCTS" means Approved Products and does not include Ancillary Items or Other Products.

         18.24. "RESTAURANTS" means the Company's restaurants (owned and/or franchised).

         18.25. "TERM" means the term of this Distributor Service Agreement as described in Section 16.

         18.26. "TERRITORY" means that geographic territory as set forth on "Exhibit 18.26".

19.      MISCELLANEOUS PROVISIONS

         19.1. Entire Agreement- This Distributor Service Agreement supersedes all prior negotiations, discussions, representations, understandings and agreements between the parties with respect to the matters contained herein, and contains the only agreement between the parties hereto with respect to the transactions contemplated by this Distributor Service Agreement.

         19.2. Amendments Modifications and Waiver- This Distributor Service Agreement may not be waived, modified or amended except by a written instrument executed by authorized representatives of both parties. A waiver on one occasion shall not be a waiver of the same or any other breach on any other occasion. No course of dealing or performance by any party, and no failure, omission, delay or forbearance by any party, in whole or in part, in exercising any right, power, benefit or remedy shall constitute a waiver of such right, power, benefit or remedy.

         19.3. Cumulative Remedies- No remedy conferred upon either party is intended to be exclusive of any other remedy, and each and every such remedy shall be in addition to, and not in limitation of or substitution for, every remedy available at law or in equity or by statute or otherwise.

         19.4. Headings- The headings in this Distributor Service Agreement are for convenience of reference and are not a part of this Distributor Service Agreement and shall not affect the meaning or construction of any of its provisions.

         19.5. Governing Law- This Distributor Service Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of New York and shall be governed and construed in accordance with the law of the State of New York without giving effect to any conflict of law rule or principle that might require the application of the law of another jurisdiction.

         19.6. Alternative Dispute Resolution- Except as otherwise provided, in the event of any dispute between the parties relating to this Distributor Service Agreement, the parties agree that the dispute shall be resolved in accordance with the Dispute Resolution Procedure set forth "Exhibit 19.6" attached hereto and incorporated herein (the "Dispute Resolution Procedure"). Any party may give written notice to the other party of the existence of a dispute (a "Dispute Notice"). To the extent the party's dispute is not required to be resolved by said Dispute Resolution Procedure the following paragraph shall apply.

                  19.6.1 Jurisdiction and Venue- The parties acknowledge and agree that if any dispute or controversy shall arise pursuant to this Distributor Service Agreement or the relationship created thereby, such dispute or controversy not required to be resolved pursuant to the above paragraph may only be brought for resolution in the United States District Court for the Northern District of New York, or, if such court lacks subject matter jurisdiction, in the New York State Supreme Court, in and for Broome County, New York. Distributor and the Company hereby consent to, and neither of them shall contest or challenge, personal jurisdiction and venue in such courts.

         19.7. Severability- The provisions of this Distributor Service Agreement are severable and this Distributor Service Agreement shall be interpreted and enforced as it all completely invalid or unenforceable provisions were not contained in this Distributor Service Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

         19.8. Successors and Assigns- This Distributor Service Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns; provided, however, that the Company or Distributor may not assign, delegate, transfer, convey or subcontract all or any portion of its rights, duties, and obligations under this Distributor Service Agreement without the prior written consent of the other party, which consent may be given or withheld for any reason or no reason. This Distributor Service Agreement is not intended to confer on third parties, other than permitted assigns, the right to enforce any provisions of the Distributor Service Agreement.

         19.9. Contributions- Distributor is not to make charitable contributions, donations, or sponsorship of events such as golf tournaments, etc., for or on the behalf of the Company.

         19.10. Notices and Authorized Representatives of the Company- All notices, requests, demands, tenders and other communications required under this Distributor Service Agreement shall be in writing and shall be deemed given (a) if delivered, mailed (certified or registered mail, postage prepaid) or sent by overnight courier to the other party at its address set forth below, or (b) if transmitted by facsimile to the facsimile number of the other party if set forth below, or (c) if transmitted by e-mail to the e-mail address of the other party if set forth below. Any party may change its mailing address, facsimile number, or email address by giving notice to the other party in the manner provided herein.

                  Notices to the Company should be addressed as follows:

                        Address:                  Cosi, Inc.
                                                  242 W. 36th Street
                                                  New York, NY 10018

                        Attention:                Director of Food

                        Telephone #:              (212) 653-1600

                        Facsimile #:              (212) 904-1375

                  Notices to Distributor should be addressed as follows:

                         Address:                  Maines Paper & Food Service,
                                                   Inc.
                                                   PO Box 450
                                                   101 Broome Corporate Parkway
                                                   Conklin, NY 13748

                         Attention:                Director of National Accounts

                         Telephone #:              (607) 779-1512

                         Facsimile #:              (607) 779-1595

         IN WITNESS WHEREOF, the Company and Distributor have executed this Distributor Service Agreement as of the Effective Date.

                           WITNESS:

                           COSI, INC.

                           (COMPANY)

                           By: /s/ Jonathan M. Wainwright, Jr.
                               -------------------------------------------------
                               (signature)

                               Jonathan M. Wainwright, Jr.
                               -------------------------------------------------
                               (print name)


                           Title President
                                ------------------------------------------------


                           Attest Pamela Palladino
                                 -----------------------------------------------


                           WITNESS:

                           MAINES PAPER & FOOD SERVICE, INC. (DISTRIBUTOR)

                           By: /s/ William A. Mastrosimone
                               -------------------------------------------------
                               (signature)

                               William A. Mastrosimone
                               -------------------------------------------------
                               (print name)


                           Title CFO VP of Finance
                                ------------------------------------------------


                           Attest Judie L. Mickiln
                                 -----------------------------------------------

                                    EXHIBITS

         (These are numbered using the section number where they have first been referred to in the Distributor Service Agreement)

         3.1      Pricing

         3.4      List of Products Priced Monthly & Weekly

         4.1      Products Covered by this Distributor Service Agreement

         5.22     Distributor Performance Standards

         11.1     Product Withdrawals/Recalls

         18.7     Restaurant concepts included in the Company's system

         18.9     Critical Items List

         18.26    Territory

         19.6     Dispute Resolution Procedures

                                   EXHIBIT 3.1

         PRICE

         3.1. Distributor shall charge the Landed Cost for Products plus a Fee Per Unit, as defined and provided for below.

         3.2.     Fee Per Unit & Payment Terms

                           [ ** ]

                  3.2.1    Payment will be made by ACH transfer.

                  3.2.2 To control proprietary inventory, Distributor will reduce the fee per unit by [ ** ]per unit on each item that is utilized from Distributor's existing inventory.

                  3.2.3 The fee, per unit will be reduced by [ ** ] per unit when the restaurants in the Midwest are serviced from a Maines Paper & Food Service, Inc., facility located in the Midwest or a DMA affiliated distributor. The distribution facility will begin service in the Midwest when there are [ ** ]Restaurants within its Territory.

                  3.2.4    Index - CPI-U

                  The Consumer Price Index (CPI) is a measure of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services. The CPI reflects spending patterns for each of two population groups: All Urban Consumers (CPI-U) and Urban Wage Earners and Clerical Workers (CPI-W). The CPI-U represents about 87 percent of the total U.S. population.

                  The Fee Per Unit may be adjusted annually at and after twelve
                  (12) months on the anniversary date of the agreement for changes in the CPI-U as follows:

                           [ ** ]

                  3.2.5    Index- Fuel

                  The Fee Per Unit may be adjusted monthly for changes in the Retail On Highway Diesel Price per Gallon for Mid-Atlantic as follows:

                           [ ** ]

                  3.2.6    Drop Size Incentive

                  Restaurants that achieve an average drop size of [ ** ] pieces per delivery will receive a monthly credit of [ ** ] per unit. Restaurants that receive an average drop size of [ ** ] pieces per delivery will receive a monthly credit of [ ** ] per unit. Restaurants that receive an average drop size of [ ** ] or more pieces per delivery will receive a monthly credit in the amount of [ ** ] per unit. Distributor will process these credits by the fifteenth of the following month. The Company must be within payment terms to be eligible to receive this incentive.

         3.3. On those occasions when Products are sold as a "Split Case" the "Fee Per Unit" shall be applied to the "Split Case" Landed Cost. "Split Case" Landed Cost is the full case cost divided by the number of units per case.

         3.4. The prices for Products shall be based on the Landed Cost plus the Fee Per Unit as provided for above and shall remain in effect for a period ("Pricing Period") of not less than twenty-eight (28) days for those Products priced monthly and for periods of seven (7) days on certain commodities. A list of Products priced monthly and weekly are detailed in "Exhibit 3.4".

         3.5. Management of monthly price changes will follow market cost. Market cost is defined as the Company's contract cost in effect on the first day of the calendar month. Products not contracted by the Company will be priced from the Distributors market cost.

                  3.5.1 Weekly market sensitive items will be subject to change based upon the current market value (see "Exhibit 3.4"). Weekly price bulletins will be sent to the Company's Authorized Representative via e-mail. Monthly prices are published on Restaurants' monthly order guide.

         3.6. Any off-invoice allowances granted to Distributor by an Approved Supplier shall be reflected in the Landed Cost. Any cash discounts shall be the property of the Distributor. Discontinued discounts from vendors will result in an adjusted Fee Per Unit on applicable products. (Discount loss equals increase in per unit fee).

         3.7.     Distributor shall submit invoices to Restaurants as follows:

                  3.7.1 Two hard copies of the invoice will be left with the Restaurant at the time of delivery.

         3.8. The Company and Distributor acknowledge that a change in the Territory's boundaries could have either a material negative or positive effect on Distributor's ability to maintain the Fee Per Unit. Therefore, if any change in the Territory's boundaries are proposed, the Company and Distributor shall meet in advance of any proposed change to address any material positive or negative impact and shall negotiate, in good faith, an appropriate adjustment to the Fee Per Unit, as warranted.

                  Distributor acknowledges that the Company may at its discretion broaden the geographic boundaries of the Territory at any time, by adding contiguous areas provided that any such modification does not have a material adverse effect on Distributor's ability to maintain the Fee Per Unit. If the modification is determined to have a material adverse effect and an appropriate adjustment to the Fee Per Unit cannot be agreed upon, the proposed modification shall not be made.

         3.9. Vendor Company Agreements- The Company will provide Distributor with written evidence of existence of agreements with product manufacturers in which the manufacturers have agreed on prices they will charge Distributor for products to be resold to the Company. The Company must notify Distributor in writing of the existence of any additional agreements of this sort. Distributor will not be responsible for the failure to purchase under such additional agreements in the absence of written notice from the Company of the existence of such agreements.

                                   EXHIBIT 3.4

                    LIST OF PRODUCTS PRICED MONTHLY & WEEKLY

PRODUCTS PRICED WEEKLY

[ ** ]

The items listed above will be priced on a weekly basis unless otherwise contracted between the Company and the vendor. All such contracted items must be provided to Distributor as provided in Section 4.8 of this Distributor Service Agreement. All other items are priced on a monthly basis.

                                   EXHIBIT 4.1

                       PRODUCTS COVERED BY THIS AGREEMENT

Cheese
Dairy
Fluid Dairy
Refrigerated
Meat
Poultry
Seafood
Prepared Foods
Desserts
Ice Cream & Sherbet
Dry Groceries
Beverages
Coca-Cola Syrups
Paper
Plastics
Disposables
Chemicals
Cleaning Supplies
Economics Laboratories Products

                                  EXHIBIT 5.22

                        DISTRIBUTOR PERFORMANCE STANDARDS

Any capitalized terms that are not otherwise defined in this Exhibit 5.22 shall have the same meanings ascribed to them in the Distributor Service Agreement to which this Exhibit is attached.

All requirements are on a cumulative basis for all Restaurants serviced from the Facility and must be submitted to the Company no later than fifteen (15) days after the end of each calendar month. Distributor shall also have available in an electronic format and allow the Company to access and review the raw data supporting the information contained in the monthly reports.

DELIVERY ORDER FILL RATE - a measure of the completeness of Restaurant deliveries as a percentage of the orders that were placed for those deliveries. This calculation will be completed monthly in the aggregate for all Restaurants served from the Distributor.

The following classifications SHALL NOT BE INCLUDED in the # of cases received by the Restaurant:

MisPicks - For example, Restaurant ordered apples, but received a case of oranges with a "selection label" calling for apples.

Damages - For example, Products arriving at Restaurant in a condition unsuitable for purchase (this may include products not meeting the Company's Quality Assurance temperature Requirements).

Out of Code - Products that arrive that do not meet the shelf-life expectations and requirements of the Company, and have not been granted the Company's Quality Assurance extensions. Distributor will deliver perishable product(s) with no less than five (5) days usable shelf life. The Company will be responsible for product that becomes not usable or "out of code" based upon inaccurate projections or instructions to the Distributor.

Short on Truck - Although Product is listed on the invoice, the driver could not find the item at the time of delivery.

Warehouse Outs - Any item not able to be loaded on the truck prior to dispatch.

Overlooked and Returned - This is an item that is found on the delivery vehicle at the end of the driver's route bearing a "selection label" for one of the Restaurants delivered to earlier by this vehicle. An Aggregate DELIVERY ORDER FILL RATE OF [ ** ] shall be deemed as acceptable. An Aggregate Delivery Order Fill Rate of less than [ ** ] shall be deemed unacceptable.

If the Company at any time determines that Distributor does not perform in accordance with the standards set forth herein, the Company must notify Distributor of said nonperformance. Said notice shall be in written form and contain the specific non-performance issue with proof thereof regarding Distributor's non-performance. Distributor shall have sixty (60) days from receipt of said notice to remedy the nonperformance issue.

ON TIME DELIVERY RATE - measures the distributor's ability to achieve "on-time" deliveries as a percentage of the total number of deliveries made by the Distributor. This calculation will be completed monthly in the aggregate for all Restaurants served from the Distributor. A delivery will be considered as "on-time" as long as the delivery process begins either +/- one-hour from the time set for the expected delivery.

An "ON-TIME" aggregate percentage of [ ** ] shall be deemed as acceptable. An "On-Time" aggregate percentage of less than [ ** ] shall be deemed as unacceptable.

If the Company at any time determines that Distributor does not perform in accordance with the standards set forth herein, the Company must notify Distributor of said nonperformance. Said notice shall be in written form and contain the specific nonperformance issue with proof thereof regarding Distributor's non-performance. Distributor shall have sixty (60) days from receipt of said notice to remedy the nonperformance issue.

                                  EXHIBIT 11.1

                           PRODUCT WITHDRAWALS/RECALLS

1. Distributors can be notified of a product withdrawal by either the Company or the supplier. The Distributor will coordinate the withdrawal of product from Restaurants.

      When a withdrawal order is issued, the product or material will be identified by the:

      a.    Product/material name

      b.    Processor and brand

      c.    Production code or date

2. Upon receipt of the withdrawal notice, on the Company or vendor letterhead, the Distributor will:

      a.    Call a meeting of the recall/withdrawal team members.

      b. Immediately segregate and mark, with appropriate warning or instructions, all involved distributor stock to assure that none shall be delivered to Restaurants.

      c.    Assign a new item number to the Product that has been segregated.

      d. Immediately alert personnel to segregate and mark all involved en-route stock.

      e.    Notify the Company of the:

            i. Number of cases Distributor has in its possession, and

            ii. Number of cases sold to Restaurants or shipped to other parties approved to receive or purchase the affected item.

      f.    If the withdrawal involved Restaurant stock, the Distributor shall:

            i. Generate a query indicating all Restaurant locations that have received the recalled/withdrawn product.

            ii. Immediately begin notifying all Restaurants to which the involved product has been shipped, giving all pertinent information.

            iii. Keep a list of Restaurants called, time called, and person receiving information.

            iv. Promptly pick up stock involved and keep records of amount returned.

            v. Replace stock promptly to minimize impact on restaurant operations.

      g. When all necessary return or withdrawal actions have been completed, the Distributor shall:

            i. Notify the Company in writing and by telephone, verifying what actions have been taken or not taken.

            ii. Give the Company data on the amount of product/material recovered, as well as the total amount originally received and held in storage.

      h. If the returned or withdrawn product/material was Company labeled, the distributor shall request disposition from the Company. If the product/material is identified by some other brand name, disposition instructions shall be obtained from the processor.

      i. In order to facilitate returns or withdrawals, distributor shall maintain a current list of:

            i. Restaurants serviced and locations.

            ii. Telephone numbers of restaurants.

            iii. Names of managers and assistant managers. The list shall be revised and updated to keep information current.

                                  EXHIBIT 18.7


                RESTAURANT CONCEPTS INCLUDED IN COMPANY'S SYSTEM



      Xando Coffee & Bar

      Cosi Sandwich Bar

      Xando Cosi

                                  EXHIBIT 18.9


                               CRITICAL ITEMS LIST

[ ** ]

                                  EXHIBIT 18.26


                                    TERRITORY

MIDWEST REGION

      -     Service within [ ** ] of the Center of Chicago, Illinois.

      - Service to and between Chicago, Illinois, and the northern most point of Milwaukee, Wisconsin.

      -     Service within [ ** ] of the Center of Detroit, Michigan.

      -     Service within Lansing, Michigan.

      -     Service all points within the State of Ohio.

MID-ATLANTIC REGION

      -     Service to all points in Maryland West of Hagerstown.

      -     Service to Northern Virginia

                  o     [ ** ] .

                  o     [ ** ] .

      -     Service to all points in Delaware.

      -     Service to all points in New Jersey.

      -     Service to all points in Pennsylvania.

NORTHEAST REGION

      -     Service to all points in New York.

      -     Service to all points in Connecticut.

      -     Service to all points in Rhode Island.

      -     Service to all Points in Massachusetts.

            New locations outside the defined service territory will be reviewed on an individual basis to define service capabilities and additional associated costs.

                                  EXHIBIT 19.6


                          DISPUTE RESOLUTION PROCEDURES

If a dispute (as hereinafter defined) arises between the parties in connection with or relating to the Distributor Service Agreement to which this Exhibit is attached, and the parties are unable to resolve the Dispute, the parties agree to use the following procedures in good faith to resolve such Dispute promptly and non judicially. "Dispute" shall mean any alleged material breach of any representation, warranty or obligation therein, or a disagreement regarding the interpretation, performance or nonperformance of any provision thereof, or the validity, scope and enforceability of these Dispute Resolution Procedures, or any dispute regarding any damages arising from the termination of the Distributor Service Agreement: provided that, any attempt by either party to obtain or enforce equitable remedies, including but not limited to preliminary or permanent injunctions, temporary restraining order or specific performance shall not be deemed a Dispute hereunder.

Either party may give written notice to the other of the existence of a Dispute ("Dispute Noticee"). Any capitalized terms that are not defined herein shall have the same meanings as those set forth in the Distributor Service Agreement.

STEP ONE:  NEGOTIATION BY SENIOR EXECUTIVES

Within ten (10) business days of delivery of any Dispute Notice, each party will designate a Senior Executive who has no direct operational responsibility for the matters contemplated by the Distributor Service Agreement and who is authorized to settle the Dispute on such party's behalf subject to the approval of the Board of Directors, if required (the "Senior Executives"). Within ten
(10) days of such designation, the Senior Executives for the representatives parties shall meet at a mutually agreeable time and place and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt in good faith to negotiate a resolution of the Dispute.

STEP TWO:  MEDIATION

If the Dispute is not resolved within twenty (20) business days of the first meeting of the Senior Executives, or if one of the Senior Executives will not meet within twenty (20) business days, then either party may request that the Center for Public Resources provide a member of the CPR Panel of Neutrals to act as mediator to work with the parties to resolve their differences. The mediator appointed shall be qualified by experience to deal with issues arising in contracts similar to the Distributor Service Agreement and may be rejected by a party only for bias. The mediator shall meet with the parties within thirty (30) days of his or her appointment to help the parties resolve the Dispute. Efforts to reach a settlement will continue until (a) a written settlement is reached,
(b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) the parties agree in writing that an impasse has been reached. The costs of the mediation, including fees and expenses, shall be borne equally by the parties.

After the mediator or the parties have determined that further mediation is not likely to resolve the Dispute, either party may request in writing that the mediator make a recommended resolution of the Dispute in writing to each party which recommendation shall not be binding upon the parties; provided, however, the parties shall give good faith consideration to the settlement of the Dispute based upon such recommendation. If either party thereafter pursues the matter to resolution by arbitration as provided herein such party shall pay the reasonable attorney's fee, costs, and other expenses (including expert witness fees) of the other party incurred in connection with the pursuit and achievement of (and defense against) such arbitration, if any, if the result thereof is less favorable to such pursing party than the recommendation of the mediator. The arbitrator shall be authorized to make a determination as to whether the resulting arbitration is more or less favorable to a party than the mediator's recommendation and to determine the amount of any award for fees, costs, and expenses.

STEP THREE:  BINDING ARBITRATION

If the parties are not successful in resolving the dispute through the mediation, then either party may initiate final resolution of the Dispute by binding arbitration conducted in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one and the third to be selected by the other two. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) shall be binding upon the parties and may be entered by any court having jurisdiction thereof. The place of arbitration shall be Broome County, New York. The arbitrator(s) are not empowered to award damages in excess of those damages authorized by the Distributor Service Agreement. All costs of arbitration including the fees of the arbitrator(s) shall be borne equally by the parties.

GENERAL PROVISIONS:

      1. All deadlines specified in this Exhibit may be extended by mutual agreement.

      2. If at any meeting conducted pursuant to these Dispute Resolution Procedures a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given prompt, but at least three (3) business days notice of such intention and may also be accompanied by an attorney.

      3. The procedures specified in this Exhibit are an essential provision of the Distributor Service Agreement and one that is legally binding on them. These procedures shall be the sole and exclusive procedures for the resolution of Disputes between the parties arising out of or relating to the Distributor Service Agreement to which it is attached. In case of violation of the obligations of each party pursuant to the Exhibit V, the other party may bring an action to seek enforcement of such obligation in any court of law authorized in the Distributor Service Agreement.

      4. The parties acknowledge that the foregoing Dispute Resolution Procedures are intended to provide a private resolution of Disputes between them. Accordingly, all documents, records, and other information relating to the Dispute shall at all times be maintained in the strictest confidence and not disclosed to any third party except when necessary for the specific purpose of resolving the pending Dispute. All negotiations pursuant to these Dispute Resolution Procedures are confidential and shall be treated as compromise negotiations for all purposes, including for purposes of the Federal Rules of Evidence and State Rules of Evidence.

      5. If the Distributor Service Agreement has not been terminated, the parties agree to act in good faith to comply with all of their respective obligations under the Distributor Service Agreement as much as possible as if there were no Dispute during any pending Dispute Resolution Procedures.

      6. The parties agree that the terms of this Exhibit shall survive the termination or expiration of the Distributor Service Agreement.